EXHIBIT 99.3
                                 ------------

           Computational Materials prepared by Goldman, Sachs & Co.
               in connection with GSAA Home Equity Trust 2005-7,
                   Asset-Backed Certificates, Series 2005-7

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GSAA 0507 - Average Life of AV1 Bond against CPR Scenarios

           o    100% advancing of principal and interest
           o    Priced to call / No Collateral Loss
           o    Based on preliminary spreads and balances
           o    1 month Libor flat of 3.09 (Rate as of 5/23/2005)


          Price at Par
       --------------------------------------------------------------------------------------------------------------------
          Prepay     5 CPR     10 CPR     15 CPR    20 CPR     25 CPR    30 CPR    35 CPR     40 CPR    45 CPR     50 CPR
       ====================================================================================================================
             WAL      4.29      2.28       1.54      1.15       0.91      0.75      0.63       0.54      0.46       0.41
             Yield   3.2011    3.2011     3.2011    3.2011     3.2011    3.2011    3.2011     3.2011    3.2012     3.2012

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